Exhibit 10.2

LUXURBAN HOTELS INC.
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Brian L. Ferdinand (the “Consultant”), effective as of April 22, 2024 (the “Effective Date”).

WHEREAS, the Consultant has been employed by the Company as its co-Chief Consultant Officer and Chairman of the Board pursuant the Employment Agreement entered into by and between the Company and the Consultant dated August 7, 2023 and effective as of October 1, 2023 (“August 2023 Employment Agreement”);

WHEREAS, the Consultant and the Company desire that he continue to provide his expertise to the Company on an independent consulting basis with respect to certain principal operations of the Company’s business, including the areas of the growth and management of the Company’s long-term hotel lease portfolio; and

WHEREAS, the Consultant and the Company desire to formally set forth the terms under which he shall serve as an independent consultant to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Termination of Employment and Transition to Consultancy. This Agreement supersedes and replaces the Employment Agreement entered into by and between the Company and the Consultant dated August 7, 2023 and effective as of October 1, 2023 (“August 2023 Employment Agreement”), which shall no longer by in force or effect as of the date hereof except as specifically provided therein and herein. The Consultant hereby resigns as Chairman of the Board and Co-Chief Executive Officer of the Company as of the Effective Date.

2. Services.

(a) General. The Consultant shall serve as an independent consultant to the Company in which role he shall oversee the continued expansion and management of the Company’s long-term hotel lease portfolio and landlord relationships. In this role he shall report to the Chief Consultant Officer of the Company and work with the Company’s board of directors and risk and investment committee. The Consultant shall also provide during the Term his expertise and access to his knowledge garnered as the Chairman of the Board and Chief Consultant Officer of the Company since its founding as reasonably necessary to assist with the transition of other person to those offices and as otherwise reasonably requested by the Company. The Consultant is allowed to work remotely (the “Remote Location”) and as needed travel for the benefit of the Company. The Consultant shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

(b) Exclusive Services. For so long as the Consultant is engaged by the Company under the terms of this Agreement, he shall devote his full business attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions of the Board, and shall use his best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Consultant shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Consultant’s faithful performance of the Consultant’s duties hereunder. Notwithstanding the foregoing, the Consultant may (i) serve on one corporate board, provided the Consultant receives prior permission from the Board of Directors (the “Board”); and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

3. Term. The initial term of this Agreement shall be for a period of three (3) years, unless this Agreement is otherwise terminated earlier as set forth herein. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the “Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this Agreement is otherwise terminated as set forth in this Agreement.

4. Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay the Consultant as follows for services rendered hereunder:

(a) Consulting Fee. The Company shall pay to the Consultant a consulting fee of $50,000 per month (the “Consulting Fee”) on the 15th day of each month during the Term.

(b) Retirement Benefit in Exchange for Personal Guarantee. As set forth in the August 2023 Employment Agreement, the Company entered into a business transaction intended to benefit the Company’s stockholders and which requires that Consultant personally guarantee certain debt obligations of the Company under the deal (“Personal Guarantee Requirement”). So long as the Personal Guarantee Requirements remains and Consultant continues to provide same, the Company will provide the Consultant with a lump sum annual $1,200,000 cash contribution to a secular trust on or prior to each October 1st, until such time that the Consultant is no longer obligated or willing to provide such personal guarantee, whether or not this Agreement is then in effect.

(c) Expenses. The Consultant shall be entitled to reimbursement of business expenses from the Company that are incurred in the dutiful rendering of his services hereunder, including travel from the Consultant’s Remote Location for Company matters. If possible, the Consultant shall stay at Company properties and if travel distances are lengthy the Consultant may choose a higher class of services.

(d) Indemnification. Concurrently with the execution of this Agreement, the Company and the Consultant are executing and delivering the Indemnification Agreement in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference (together with any subsequently amended or restated versions thereof).

5. Rights, Duties, and Effects Upon a Termination of Services.

(a) If this Agreement is terminated by the Company for any reason other than for Cause or by Consultant for Good Reason, (a) the Company shall be required to continue to pay the Consulting Fee through the end of the then current term as prescribed hereby and (b) the Company shall be required to continue to pay the obligation in Section 3(b), above, until such time the personal guarantee is no longer effective or otherwise provided by the Consultant, and (c) the Company shall pay the Consultant a lump sum payment for any previously unreimbursed business expenses incurred by the Consultant on behalf of the Company during the Term (collectively, such (i) through (v) being the “Accrued Rights”).

(b) If this Agreement is terminated by the Company for Cause or by Consultant without Good Reason, (a) the Company shall no longer be required to continue to pay the Consulting Fee but shall be obligated to provide the Consultant with the other Accrued Rights.

(c) For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of the Consultant’s services because of: (A) any act or omission that constitutes a material breach by the Consultant of any of his obligations under this Agreement; (B) the Consultant’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) the Consultant engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company; (D) the Consultant’s willful and repeated refusal to follow the lawful directions of the Board or Chief Consultant Officer; or (E) any other willful misconduct by the Consultant which is materially injurious to the financial condition or business reputation of the Company. No event or condition described in Sections (A), (C), (D) or (E) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Consultant written notice of its intention to terminate his engagement for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Consultant within 20 business days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20 business-day period, the Consultant has not taken all reasonable steps within such 20 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Consultant’s services to the Company immediately following expiration of such 20 business-day period. Any attempt by the Consultant to correct a stated Cause condition shall not be deemed an admission by the Consultant that the Board’s assertion of Cause is valid.

(d) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Consultant of the services because of: (A) a material diminution in the Consulting Fee or a failure by the Company to pay material fees or other amounts due and payable to the Consultant in connection with his services hereunder; (B) a material diminution in the nature or scope of the duties or responsibilities from those applicable to him under this Agreement as of the Effective Date or the failure of the Consultant to be elected to the Board at any election during the Term where he is nominated (or his subsequent removal from the Board during the Term without Cause); (C) the Company requiring the Consultant to be based at any office or location more than 20 miles from the Remote Location; or (D) a material breach by the Company of any term or provision of this Agreement. No event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from the Consultant first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Consultant provides the Board written notice of his intention to terminate his engagement hereunder for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 20-business days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20 business-day period, the Board has not taken all reasonable steps within such 20 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Consultant terminates his engagement with the Company immediately following expiration of such 20-day period. For purposes of this Section, any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Consultant’s assertion of Good Reason is valid.

(e) Resignation from Directorships, Offices and Fiduciary Titles. The termination of the Consultant’s services for any reason shall constitute the Consultant’s immediate resignation from (i) any officer position the Consultant has with the Company, unless mutually agreed upon by the Consultant and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Consultant holds with respect to any employee benefit plans or trusts established by the Company. The Consultant agrees that this Agreement shall serve as written notice of resignation in this circumstance. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent any election of the Consultant to the Board following any termination of services through stockholder nomination and vote in accordance with the amended and restated bylaws of the Company.

6. Notice of Termination. Any termination of this Agreement by the Company or the Consultant shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 10(l) of this Agreement. In the event of a termination by the Company for Cause or by the Consultant for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specify the date of termination. The failure by the Consultant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Consultant or the Company, respectively, hereunder or preclude the Consultant or the Company, respectively, from asserting such fact or circumstance in enforcing the Consultant’s or the Company’s rights hereunder.

7. Confidentiality, Non-Compete and Intellectual Property. Concurrently with the execution of this Agreement, the Consultant is executing and delivering to the Company the Nondisclosure, Noncompete, and Intellectual Property Agreement in the form attached hereto as Exhibit B and same is incorporated into this Agreement by reference (together with any subsequently amended or restated versions thereof (the terms of such agreement, as may be amended or supplemented being the “Restrictive Covenants”). As a condition to continued engagement with the Company, the Consultant shall execute any standard revisions to such agreement. Any breach (or threatened breach) by the Consultant of the Consultant’s obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.

8. Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Consultant is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Consultant has the right to receive from the Company or any other person (including under the August 2023 Employment Agreement), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Consultant from the Company and/or such person(s) will be $1.00 less than three (3) times the Consultant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Consultant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Consultant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Consultant’s base amount, then the Consultant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Consultant’s excise tax liabilities under Section 4999 of the Code.

9. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Consultant under this Agreement shall be made by the Company in no event later than the close of the Consultant’s taxable year following the taxable year in which the cost or expense is incurred by the Consultant. The expenses incurred by the Consultant in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Consultant in any other calendar year that are eligible for reimbursement hereunder and the Consultant’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Consultant may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d) A termination of services hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of such services unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

10. Certain Rights and Waivers.

(a) Unless the Consultant otherwise notifies the Company in writing that he does not desire to serve on the Board, during the Term, the Board shall nominate the Consultant for election as a director at each stockholders meeting called for the purpose of electing directors (at which his current class is then up for re-election if the board is then classified) and support and recommend such election in each proxy utilized in connection with each such meeting.

(b) The Consultant hereby waives, releases, and promises never to assert any claims or causes of action, known or unknown, against the Company, including past or present parents, affiliates, subsidiaries, directors, stockholders, agents, or employees thereof for any reason arising from any action or any omission occurring (or may be deemed to have occurred) or relating to circumstances that existed (or may be deemed to have existed) prior to the Effective Date. Notwithstanding the above, this release does not waive or release (a) any claims arising after the Effective Date, including any claim for breach of this Agreement; (ii) any claims for compensation due or owing under the August 2023 Employment Agreement that has not been paid to Consultant or his benefit as of the Effective Date or which specifically survive termination of the August 2023 Employment Agreement as prescribed by such agreement or the terms of any governing equity or benefit plan; or (iii) any claims that cannot be legally waived or released as a matter of law.

(c) The Company, on behalf of itself and past and present parents, affiliates, subsidiaries, directors, stockholders, agents, and employees hereby waives, releases, and promises never to assert any claims or causes of action, known or unknown, against the Consultant or his affiliates or family for any reason arising from any action or any omission occurring (or may be deemed to have occurred) or relating to circumstances that existed (or may be deemed to have existed) prior to the Effective Date. Notwithstanding the above, this release does not waive or release (a) any claims arising after the Effective Date, including any claim for breach of this Agreement; or (ii) any claims that cannot be legally waived or released as a matter of law.

11. Miscellaneous.

(a) Defense of Claims. The Consultant agrees that, during and following the Term, upon request from the Company, the Consultant will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Consultant’s prior areas of responsibility, except if the Consultant’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Consultant for all of the Consultant’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Consultant is no longer engaged by the Company, to compensate the Consultant (at a pro rata hourly rate calculated based on the Consulting Fee at the time of the Consultant’s termination) for the Consultant’s time – to comply with the Consultant’s obligations under this Section 10(a).

(b) Non-Disparagement. The Consultant agrees that at no time during or after the termination of the Consultant’s consulting engagement with the Company shall the Consultant make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees. The Company agrees that at no time during or after the termination of the Consultant’s consulting engagement with the Company shall the Company make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Consultant.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Consultant shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically referenced or incorporated herein, are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f) Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Delaware, for the purposes of any proceeding arising out of or based upon this Agreement.

(g) Binding Arbitration. The Consultant agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in Florida in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall cover the legal costs and expenses of such arbitration; provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) No Assignment. Neither this Agreement nor any of the Consultant’s rights and duties hereunder, shall be assignable or delegable by the Consultant. Any purported assignment or delegation by the Consultant in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k) Successors; Binding Agreement. Upon the death of the Consultant, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by electronic mail, hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

LuxUrban Hotels Inc.
2125 Biscayne Boulevard, Suite 253
Miami Beach, Florida 33137
Attn: Chief Executive Officer
Email: shanoop@luxurbanhotels.com

If to the Consultant:

Brian L. Ferdinand
18555 Collins Ave
Sunny Isles Beach, Florida 33160
Attn: Brian L. Ferdinand
Email: brian@luxurbanhotels.com

In each case, with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Brian L. Ross
Email: bross@graubard.com

(m) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Survival. This Agreement shall terminate upon the termination of the Consultant’s services with the Company and as otherwise prescribed herein; however, the following shall survive the termination of the Consultant’s engagement and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination, 3(b)(Retirement Benefit in Exchange for Personal Guarantee), 3(d) (“Indemnification”), Section 4 (“Rights, Duties, and Effects Upon a Termination of Services”), Section 6 (“Confidentiality, Noncompete and Intellectual Property”) and its corresponding Exhibit B, Section 9 (“Certain Rights and Waivers”), Section 10(a) (“Defense of Claims”), Section 10(b) (“Non-Disparagement”), Section 10(e) (“Entire Agreement”), Section 10(f) (“Governing Law/Venue”), Section 10(g) (“Binding Arbitration/Equitable Remedies”), Section 10(k) (“Successors/Binding Agreement”), and Section 10(l) (“Notices”).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

CONSULTANT:

/s/ Brian L. Ferdinand
BRIAN L. FERDINAND

LUXURBAN HOTELS INC.

By:	/s/ Shanoop Kothari
Shanoop Kothari
Chief Executive Officer

[Exhibit Omitted in this filing]